Exhibit 99.1

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG ANNOUNCES PRICING OF OFFERING OF

5,500,000 SHARES OF COMMON STOCK

NASHVILLE, Tenn. – (December 1, 2015) – AmSurg Corp. (“AmSurg”) (NASDAQ: AMSG) today announced that it has priced its underwritten public offering of 5,500,000 shares of its common stock at a price of $80.00 per share. The net proceeds from the offering will be approximately $422 million, after estimated issuance discounts and commissions. AmSurg intends to use the net proceeds from the offering to repay outstanding indebtedness under its revolving credit facility borrowed to fund its recent acquisitions, to fund a portion of the approximately $500 million of acquisition opportunities in its pipeline that are under letter of intent and targeted to close between now and the end of the first quarter of 2016 and for other general corporate purposes. In addition, AmSurg has granted the underwriters a 30-day option to purchase up to an additional 825,000 shares of its common stock.

SunTrust Robinson Humphrey and J.P. Morgan are acting as lead joint book-running managers for the offering. BMO Capital Markets, Jefferies and Guggenheim Securities are acting as joint book-running managers, and Baird, Avondale Partners, KeyBanc Capital Markets, Piper Jaffray and Raymond James are acting as co-managers. The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting (i) SunTrust Robinson Humphrey, 3333 Peachtree Road NE, 9th Floor, Atlanta, GA 30326, Attention: Prospectus Department; email: strh.prospectus@suntrust.com; telephone: 404-926-5744; or fax: 404-926-5464 or (ii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewater, NY 11717, or telephone: 866-803-9204. These documents will also be filed with the SEC and will be available at the SEC’s website at http://www.sec.gov.

The press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to

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AMSG Announces Pricing of Offering of 5,500,000 Shares of Common Stock

December 1, 2015

expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “predicts,” or the negative of these words or phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect AmSurg’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmSurg disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. These forward-looking statements are based on a variety of assumptions that may not be realized and that are subject to significant risks and uncertainties, including that the acquisitions may not be consummated and that the anticipated financial and strategic benefits of the acquisitions may not be realized, as well as risks and uncertainties referenced from time to time in the Company’s filings with the SEC.

About AmSurg Corp.

AmSurg’s Ambulatory Services Division acquires, develops and operates ambulatory surgery centers in partnership with physicians throughout the U.S. AmSurg’s Physician Services Division, Sheridan, provides outsourced physician services in multiple specialties to hospitals, ASCs and other healthcare facilities throughout the U.S., primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. Through these businesses as of September 30, 2015, AmSurg owned and operated 253 ASCs and one surgical hospital in 34 states and provided physician services to more than 360 healthcare facilities in 27 states. AmSurg has partnerships with, or employs, over 5,000 physicians in 38 states and the District of Columbia.

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